                         [HEALTH CARE REIT LETTERHEAD]



                                                                   Exhibit 99.2

F O R   I M M E D I A T E   R E L E A S E


                                                 April 16, 2002
                                                 For more information contact:
                                                 Ray Braun (419) 247-2800
                                                 Mike Crabtree (419) 247-2800

                HEALTH CARE REIT, INC. DECLARES REGULAR DIVIDEND


Toledo, Ohio, April 16, 2002...HEALTH CARE REIT, INC. (NYSE/HCN) announced today that its Board of Directors declared a dividend for the quarter ended March 31, 2002, of $0.585 per share.

The dividend represents the 124th consecutive dividend payment. The dividend will be payable May 20, 2002, to shareholders of record on April 30, 2002.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. At December 31, 2001, the company had investments in 214 health care facilities in 33 states and had total assets of approximately $1.3 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.




                                     #####




                                                                    PAGE 1 OF 1